CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-182417 on Form N-1A of our report dated December 23, 2024, relating to the financial statements and financial highlights of Recurrent MLP & Infrastructure Fund (the “Fund”), appearing in Form N-CSR of the Fund for the year ended October 31, 2024, and to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in the Prospectus, and "Independent Registered Public Accounting Firm and Legal Counsel" and “Portfolio Holdings Information” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 24, 2025